Exhibit 99.2

ITEM 6. SELECTED FINANCIAL DATA
The following selected consolidated financial data were derived from our audited consolidated financial statements and should be read in conjunction with, and are qualified by reference to, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in Exhibit 99.3, and the audited consolidated financial statements and notes thereto in Exhibit 99.4 attached to this Form 8-K. The financial information presented may not be indicative of our future performance.
The assets and liabilities and operating results for the previously reported Thermal Systems segment have been reclassified as discontinued operations separate from the Company’s continuing operations for all periods presented. For further information regarding discontinued operations, see Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K.

	Year Ended December 31,
	2014	2013	2012 (1)	2011	2010
	(dollars and shares in millions, except per share data)
Statements of operations data:
Net sales	$15,499	$15,051	$14,070	$14,399	$12,321
Depreciation and amortization (2)	540	499	445	433	382
Operating income	1,758	1,627	1,390	1,489	854
Interest expense	(135)	(143)	(136)	(123)	(30)
Income from continuing operations	1,380	1,241	1,095	1,096	639
Income from discontinued operations, net of tax	60	60	65	127	64
Net income	1,440	1,301	1,160	1,223	703
Net income attributable to noncontrolling interest	89	89	83	78	72
Net income attributable to Delphi	1,351	1,212	1,077	1,145	631

Net income per share data:
Basic net income per share:
Continuing operations	$4.36	$3.76	$3.19	$2.45	$0.84
Discontinued operations	0.14	0.14	0.15	0.27	0.08
Basic net income per share attributable to Delphi	$4.50	$3.90	$3.34	$2.72	$0.92
Diluted net income per share:
Continuing operations	$4.34	$3.75	$3.18	$2.45	$0.84
Discontinued operations	0.14	0.14	0.15	0.27	0.08
Diluted net income per share attributable to Delphi	$4.48	$3.89	$3.33	$2.72	$0.92
Weighted average shares outstanding	300	311	323	421	686
Cash dividends declared and paid	$1.00	$0.68	$—	$—	$—

Other financial data:
Capital expenditures	$779	$605	$642	$560	$465
Adjusted operating income (3)	1,925	1,779	1,577	1,532	1,084
Adjusted operating income margin (4)	12.4%	11.8%	11.2%	10.6%	8.8%
Net cash provided by operating activities (5)	$2,135	$1,750	$1,478	$1,377	$1,142
Net cash used in investing activities (5)	(1,186)	(655)	(1,631)	(10)	(911)
Net cash used in financing activities (5)	(1,398)	(822)	(105)	(3,194)	(126)

	As of December 31,
	2014	2013	2012	2011	2010
	(in millions, except employee data)
Balance sheet and employment data:
Cash and cash equivalents	$859	$1,337	$1,019	$1,299	$3,145
Total assets	$10,746	$11,047	$10,176	$9,128	$11,082
Total debt	$2,451	$2,412	$2,464	$2,103	$289
Working capital, as defined (6)	$1,135	$1,152	$1,213	$1,086	$1,015
Shareholders’ equity	$3,013	$3,434	$2,830	$2,171	$6,099
Global employees (7)	127,000	117,000	118,000	104,000	99,700

(1)
On October 26, 2012, we completed the acquisition of the Motorized Vehicles Division (“MVL”). MVL is a leading global manufacturer of automotive connection systems with a focus on high-value, leading technology applications. Given the timing of the acquisition it is not fully reflected in our 2012 results and impacts comparability to 2013 results.

(2)	Includes long-lived asset and goodwill impairments.
(3)
Our management utilizes net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring, other project and integration costs related to acquisitions and other portfolio transactions and asset impairments (“Adjusted Operating Income”) to evaluate performance. Through December 31, 2013, the Company’s management believed that net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring and other acquisition-related integration costs (“Adjusted EBITDA”) was a meaningful measure of performance and it was used by management to analyze Company and stand-alone segment operating performance. Management also used Adjusted EBITDA for planning and forecasting purposes. Effective January 1, 2014, Delphi’s management began utilizing Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of Delphi's operating segments. Adjusted Operating Income should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Delphi, which is the most directly comparable financial measure to Adjusted Operating Income that is in accordance with U.S. GAAP. Adjusted Operating Income, as determined and measured by Delphi, should also not be compared to similarly titled measures reported by other companies.

The reconciliation of Adjusted Operating Income to Operating Income includes restructuring, other project and integration costs related to acquisitions and other portfolio transactions, asset impairments and other transformation and rationalization costs related to 1) the implementation of information technology systems to support finance, manufacturing and product development initiatives, 2) certain plant consolidations and closures costs and 3) consolidation of many staff administrative functions into a global business service group. The reconciliation of Adjusted Operating Income to net income (loss) attributable to the Company is as follows:

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(in millions)
Adjusted operating income	$1,925	$1,779	$1,577	$1,532	$1,084
Restructuring	(140)	(137)	(163)	(30)	(173)
Other acquisition and portfolio project costs	(20)	(15)	(9)	—	—
Asset impairments	(7)	—	(15)	(13)	(9)
Other transformation and rationalization costs	—	—	—	—	(48)
Operating income	$1,758	$1,627	$1,390	$1,489	$854
Interest expense	$(135)	$(143)	$(136)	$(123)	$(30)
Other (expense) income, net	(8)	(18)	5	(15)	35
Income from continuing operations before income taxes and equity income	1,615	1,466	1,259	1,351	859
Income tax expense	(255)	(240)	(174)	(275)	(226)
Equity income, net of tax	20	15	10	20	6
Income from continuing operations	1,380	1,241	1,095	1,096	639
Income from discontinued operations, net of tax	60	60	65	127	64
Net income	1,440	1,301	1,160	1,223	703
Net income attributable to noncontrolling interest	89	89	83	78	72
Net income attributable to Delphi	$1,351	$1,212	$1,077	$1,145	$631

(4)	Adjusted operating income margin is defined as adjusted operating income as a percentage of revenues.
(5)	Includes amounts attributable to discontinued operations.
(6)	Working capital is calculated herein as accounts receivable plus inventories less accounts payable.
(7)	Excludes temporary and contract workers. As of December 31, 2014, we employed approximately 37,000 temporary and contract workers. Includes employees of discontinued operations.

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